PROPERTY MANAGEMENT AGREEMENT

THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is entered into as of August 17, 2005 among Five SAC RW MS, LLC, a Delaware limited liability company ("Owner"), and the subsidiaries of U-Haul International, Inc. set forth on the signature block hereto ("Manager").

RECITALS

A. Owner owns the real property and self-storage related improvements thereon located at the street addresses identified on Exhibit A hereto (hereinafter, collectively the “Property”).

B. Owner intends that the Property be rented on a space-by-space retail basis to corporations, partnerships, individuals and/or other entities for use as self-storage facilities.

C. Owner desires that U-Haul manage the Property and U-Haul desires to act as the property manager for the Property, all in accordance with the terms and conditions of this Agreement and as more specifically designated on Exhibit A hereto.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows.

1.	Employment.

(a)  Owner hereby retains Manager, and Manager agrees to act as manager of the Property upon the terms and conditions hereinafter set forth.

(b)  Owner acknowledges that Manager, and/or Manager affiliates, is in the business of managing self-storage facilities and businesses conducted thereat, including, but not limited to, the sale of packing supplies and rental of trucks and equipment, both for its own account and for the account of others. It is hereby expressly agreed that notwithstanding this Agreement, Manager and such affiliates may continue to engage in such activities, may manage facilities other than those presently managed by Manager and its affiliates (whether or not such other facilities may be in direct or indirect competition with Owner) and may in the future engage in other business which may compete directly or indirectly with activities of Owner.

(c)  In the performance of its duties under this Agreement, Manager shall occupy the position of an independent contractor with respect to Owner. Nothing contained herein shall be construed as making the parties hereto (or any of them) partners or joint venturors, nor construed as making Manager an employee of Owner.

2.	Duties and Authority of Manager.

Subject to the terms and conditions of this Agreement:

(a)  General Duties and Authority. Manager shall have the sole and exclusive duty and authority to fully manage the Property and supervise and direct the business and affairs associated or related to the daily operation thereof, to collect on behalf of Owner all revenues related to the Property, to pay on behalf of Owner all expenses of the Property (including payment of all debt service to the mortgage lender with respect to the Property) and to execute on behalf of Owner such documents and instruments as, in the sole judgment of Manager, are reasonably necessary or advisable under the circumstances in order to fulfill Manager's duties hereunder. Such duties and authority shall include, without limitation, those set forth below.

(b)  Renting of the Property. Manager shall establish policies and procedures for the marketing activities for the Property, and shall advertise the Property through such media as Manager deems advisable, including, without limitation, advertising with the Yellow Pages. Manager's marketing activities for the Property shall be consistent with the scope and quality implemented by Manager and its affiliates at any other properties managed by Manager or its affiliates. Manager shall have the sole discretion, which discretion shall be exercised in good faith, to establish the terms and conditions of occupancy by the Owners of the Property, and Manager is hereby authorized to enter into rental agreements on behalf and for the account of Owner with such Owners and to collect rent from such Owners on behalf and for the account of Owner. Manager may jointly advertise the Property with other properties owned or managed by Manager or its Affiliates, and in that event, Manager shall reasonably allocate the cost of such advertising among such properties.

(c)  Repair, Maintenance and Improvements. Manager shall make, execute, supervise and have control over the making and executing of all decisions concerning the acquisition of furniture, fixtures and supplies for the Property, and may purchase, lease or otherwise acquire the same on behalf of Owner. Manager shall make and execute, or supervise and have control over the making and executing of all decisions concerning the maintenance, repair, and landscaping of the Property, provided, however, that such maintenance, repair and landscaping shall be consistent with the maintenance, repair and landscaping implemented by Manager and its affiliates at any other properties managed by Manager or its affiliates. Manager shall, on behalf of Owner, negotiate and contract for and supervise the installation of all capital improvements related to the Property; provided, however, that Manager agrees to secure the prior written approval of Owner on all such expenditures in excess of any threshold amounts set forth in any loan documents relating to the Property (collectively, “Loan Documents”) for any one item, except monthly or recurring operating charges and/or emergency repairs if in the opinion of Manager such emergency-related expenditures are necessary to protect the Property from damage or to maintain services to the Owners or self-storage licensees as called for in their respective leases or self-storage agreements.

(d)  Personnel. Manager shall select all vendors, suppliers, contractors, subcontractors and employees with respect to the Property and shall hire, discharge and supervise all labor and employees required for the operation and maintenance of the Property. Any employees so hired shall be employees of Manager, and shall be carried on the payroll of Manager. Employees may include, but need not be limited to, on-site resident managers, on-site assistant managers, and relief managers located, rendering services, or performing activities on the Property in connection with its operation and management. The cost of employing such persons shall not exceed prevailing rates for comparable persons performing the same or similar services with respect to real estate similar to the Property in the general vicinity of each respective Property. Manager shall be responsible for all legal and insurance requirements relating to its employees.

(e)  Service Agreements. Manager shall negotiate and execute on behalf of Owner such agreements which Manager deems necessary or advisable for the furnishing of utilities, services, concessions and supplies, for the maintenance, repair and operation of the Property and such other agreements which may benefit the Property or be incidental to the matters for which Manager is responsible hereunder.

(f)  Other Decisions. Manager shall make the decisions in connection with the day-to-day operations of the Property.

(g)  Regulations and Permits. Manager shall comply in all respects with any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body, having jurisdiction over the Property (collectively, "Laws"), respecting the use of the Property or the maintenance or operation thereof, the non-compliance with which could reasonably be expected to have a material adverse effect on Owner or any Property. Manager shall apply for and obtain and maintain, on behalf of Owner, all licenses and permits required or advisable (in the reasonable judgment of Manager) in connection with the management and operation of the Property. Notwithstanding the foregoing, Manager shall be permitted to contest any Applicable Laws to the extent and pursuant to the same conditions that Owner is permitted to contest any Laws under the Loan Documents.

(h)  Records and Reports of Disbursements and Collections. Manager shall establish, supervise, direct and maintain the operation of a system of record keeping and bookkeeping with respect to all receipts and disbursements in connection with the management and operation of the Property. The books, records and accounts shall be maintained at the Manager's office or at Owner's office, or at such other location as Manager and Owner shall determine, and shall be available and open to examination and audit quarterly by Owner, its representatives, and, subject to the terms of the Loan Documents, any mortgagee of the Property, and such mortgagee's representative. On or before sixty (60) days after the close of each quarter, Manager shall cause to be prepared and delivered to Owner a monthly statement on a per-Property basis, of receipts, expenses and charges, together with a statement, on a per-Property basis, of the disbursements made by Manager during such period on Owner's behalf.

(i)  Collection. Manager shall be responsible for the billing and collection of all accounts receivable and for payment of all accounts payable with respect to the Property and shall be responsible for establishing policies and procedures to minimize the amount of bad debts.

(j)  Legal Actions. Manager shall cause to be instituted, on behalf and in its name or in the name of Owner as appropriate, any and all legal actions or proceedings Manager deems necessary or advisable to collect charges, rent or other income due to Owner with respect to the Property and to oust or dispossess Owners or other persons unlawfully in possession under any lease, license, concession agreement or otherwise, and to collect damages for breach thereof or default thereunder by such Owner, licensee, concessionaire or occupant.

(k)  Insurance. Manager shall obtain and maintain (or cause to be obtained and maintained) in full force and effect the insurance with respect to the Property and the operation of Owner's and Manager's business operations thereat, and Manager's employees, as required by the Loan Documents.

(l)  Taxes. During the term of this Agreement, Manager shall pay on behalf of Owner, prior to delinquency, all real estate taxes, personal property taxes, and all other taxes assessed to, or levied upon, the Property. If required by the holder of any note secured by the Property, Manager will set aside, from Owner's funds, a reserve from each month's rent and other income collected, in an amount required by said holder for purposes of payment of real property taxes.

(m)  Limitations on Manager Authority. Notwithstanding anything to the contrary set forth in this Section 2, Manager shall not, without obtaining the prior written consent of Owner, (i) rent storage space in the Property by written lease or agreement for a stated term in excess of one year unless such lease or agreement is terminable by the giving of not more than thirty (30) days written notice, (ii) alter the building or other structures of the Property in violation of the Loan Documents; (iii) make any other agreements which exceed a term of one year and are not terminable on thirty day's notice at the will of Owner, without penalty, payment or surcharge; (iv) act in violation of any Law, or (v) violate any term or condition of the Loan Documents.

(n)  Shared Expenses. Owner acknowledges that certain economies may be achieved with respect to certain expenses to be incurred by Manager on behalf of Owner hereunder if materials, supplies, insurance or services are purchased by Manager in quantity for use not only in connection with Owner's business at the Property but in connection with other properties owned or managed by Manager or its affiliates. Manager shall have the right to purchase such materials, supplies, insurance and/or services in its own name and charge Owner a pro rata allocable share of the cost of the foregoing; provided, however, that the pro rata cost of such purchase to Owner shall not result in expenses that are either inconsistent with the expenses of other "U-Haul branded" locations in the general vicinity of the applicable Property or greater than would otherwise be incurred at competitive prices and terms available in the area where the Property is located; and provided further, Manager shall give Owner access to records (at no cost to Owner) so Owner may review any such expenses incurred.

(o)  Deposit of Gross Revenues. All Gross Revenues (as hereinafter defined) shall be deposited into a bank account maintained by U-Haul (or its parent company) as for the benefit of the Owner. To the extent that the Gross Revenues are deposited into a collective account maintained by U-Haul (or its parent company) for the benefit of multiple property owners, U-Haul (or its parent company) shall reconcile such account daily and maintain such records as shall clearly identify each day the respective interest of each owner in such collective account. Gross Revenues of the Owner shall be applied first to the repayment of Owner’s senior debt with respect to the Property, and then to U-Haul in reimbursement of expenses and for management fees as provided under Section 4 below.

(p)  Obligations under Loan Documents and other Material Contracts. Manager shall take such actions as are necessary or appropriate under the circumstances to ensure that Owner is in compliance with the terms of the Loan Documents and any other material agreement relating to the Property to which Owner is a party. Nothing herein contained shall be deemed to obligate Manager to fund from its own resources any payments owed by Owner under the Loan Documents or otherwise be deemed to make Manager a direct obligor under the Loan Documents, except as may otherwise be expressly provided therein.

(q)  Obligations notwithstanding other Tenancy at the Property. Manager shall perform all of its obligations under this Agreement in a professional manner consistent with the standards it employs at all of its managed locations.

3.	Duties of Owner.

Owner shall cooperate with Manager in the performance of Manager's duties under this Agreement and to that end, upon the request of Manager, to provide, at such rental charges, if any, as are deemed appropriate, reasonable office space for Manager employees on the premises of the Property (to the extent available) and to give Manager access to all files, books and records of Owner relevant to the Property. Owner shall not unreasonably withhold or delay any consent or authorization to Manager required or appropriate under this Agreement.

4.	Compensation of Manager.

(a)  Reimbursement of Expenses. Manager shall be entitled to reimbursement, on a quarterly basis, for all out-of-pocket reasonable and customary expenses actually incurred by Manager in the discharge of its duties hereunder. Such reimbursement shall be the obligation of Owner, whether or not Gross Revenues are sufficient to pay such amounts. If and to the extent Gross Revenue for any fiscal quarter shall be in excess of the amounts necessary to pay current expenses (after payment of all obligations under the Loan Documents), at Owner's option the Manager shall hold all or a portion of such excess in an interest-bearing escrow account to be applied at Owner's direction to cover future expenses. Any interest earned thereon shall be added to and treated as part of such account.

(b)  Management Fee. Owner shall pay to Manager as the full amount due for the services herein provided a quarterly fee (the "Management Fee") which shall be four percent (4%) of the Property's trailing twelve month Gross Revenue divided by four (4) ("Base Fee"), plus an annual incentive fee (the "Incentive Fee") based upon the performance of the Property as set forth on Exhibit B hereto. For purposes of this Agreement, the term "Gross Revenue" shall mean all receipts (excluding security deposits unless and until Owner recognizes the same as income) of Manager or Owner (whether or not received by Manager on behalf or for the account of Owner) arising from the operation of Owner's business at the Property, including without limitation, rental payments of self-storage customers at the Property, vending machine or concessionaire revenues, maintenance charges, if any, paid by the Owners of the Property in addition to basic rent and parking fees, if any. Gross Revenue shall be determined on a cash basis. Subject to the terms of Sections 2(o), the Management Fee shall be paid promptly, in arrears, within thirty (30) days of Owner's receipt of the invoice therefor, which invoice shall be sent from Manager to Owner following the end of each calendar quarter. Such invoice shall be itemized and shall include reasonable detail.

Except as provided in this Section 4, it is further understood and agreed that Manager shall not be entitled to additional compensation of any kind in connection with the performance by it of its duties under this Agreement.

(c)  Inspection of Books and Records. Owner shall have the right, upon prior reasonable notice to Manager, to inspect Manager's books and records with respect to the Property, to assure that proper fees and charges are assessed hereunder. Manager shall cooperate with any such inspection. Owner shall bear the cost of any such inspection; provided, however, that if it is ascertained that Manager has overcharged Owner by more than 5% in any given quarter, the cost of such inspection shall be borne by Manager. Manager shall promptly reimburse Owner for any overpayment.

5.	Use of Trademarks, Service Marks and Related Items.

Owner acknowledges the significant value of the "U-Haul" name in the operations of Owner's property and it is therefore understood and agreed that the name, trademark and service mark "U-Haul", and related marks, slogans, caricatures, designs and other trade or service items (the "Manager Trade Marks") shall be utilized for the non-exclusive benefit of Owner in the rental and operation of the Property, and in comparable operations elsewhere. It is further understood and agreed that this name and all such marks, slogans, caricatures, designs and other trade or service items shall remain and be at all times the property of Manager and its affiliates, and that, except as expressly provided in this Agreement, Owner shall have no right whatsoever therein. Owner agrees that during the term of this agreement the sign faces at the property will have the name "U-Haul." The U-Haul sign faces will be paid for by Owner. Unless Owner has elected to continue to use the Manager Trade Marks as provided in Section 6 of this Agreement, upon termination of this agreement at any time for any reason, all such use by and for the benefit of Owner of any such name, mark, slogan, caricature, design or other trade or service item in connection with the Property shall be terminated and any signs bearing any of the foregoing shall be removed from view and no longer used by Owner. In addition, upon termination of this Agreement at any time for any reason, Owner shall not enter into any new leases of Property using the Manager lease form or use other forms prepared by Manager. It is understood and agreed that Manager will use and shall be unrestricted in its use of such name, mark, slogan, caricature, design or other trade or service item in the management and operation of other storage facilities both during and after the expiration or termination of the term of this Agreement.

6.	Default; Termination.

(a)  Any material failure by Manager or Owner (a "Defaulting Party") to perform their respective duties or obligations hereunder (other than a default by Owner under Section 4 of this Agreement), which material failure is not cured within thirty (30) calendar days after receipt of written notice of such failure from the non-defaulting party, shall constitute an event of default hereunder; provided, however, the foregoing shall not constitute an event of default hereunder in the event the Defaulting Party commences cure of such material failure within such thirty (30) day period and diligently prosecutes the cure of such material failure thereafter but in no event shall such extended cure period exceed ninety (90) days from the date of receipt by the non-defaulting party of written notice of such material default; provided further, however, that in the event such material failure constitutes a default under the terms of the Loan Documents and the cure period for such matter under the Loan Documents is shorter than the cure period specified herein, the cure period specified herein shall automatically shorten such that it shall match the cure period for such matter as specified under the Loan Documents. In addition, following notice to Manager of the existence of any such material failure by Manager, Owner shall each have the right to cure any such material failure by Manager, and any sums so expended in curing shall be owed by Manager to such curing party and may be offset against any sums owed to Manager under this Agreement.

(b)  Any material failure by Owner to perform its duties or obligations under Section 4, which material failure is not cured within ten (10) calendar days after receipt of written notice of such failure from Manager, shall constitute an event of default hereunder.

(c)  Owner shall have the right to terminate this Agreement, with or without cause, by giving not less than thirty (30) days' written notice to Manager pursuant to Section 14 hereof. Manager shall have the right to terminate this Agreement, with or without cause, by giving not less than ninety (90) days' written notice to Owner pursuant to Section 14 hereof.

(d)  Upon termination of this Agreement, (x) Manager shall promptly return to Owner all monies, books, records and other materials held by Manager for or on behalf of Owner and shall otherwise cooperate with Owner to promote and ensure a smooth transition to the new manager and (y) Manager shall be entitled to receive its Management Fee and reimbursement of expenses through the effective date of such termination, including the reimbursement of any prepaid expenses for periods beyond the date of termination (such as Yellow Pages advertising).

7.	Indemnification.

Manager hereby agrees to indemnify, defend and hold Owner, all persons and companies affiliated with Owner, and all officers, shareholders, directors, employees and agents of Owner and of any affiliated companies or persons (collectively, the "Indemnified Persons") harmless from any and all costs, expenses, attorneys' fees, suits, liabilities, judgments, damages, and claims in connection with the management of the Property and operations thereon (including the loss of use thereof following any damage, injury or destruction), arising from any cause or matter whatsoever, including, without limitation, any environmental condition or matter, except to the extent attributable to the willful misconduct or gross negligence on the part of the Indemnified Persons.

8.	Assignment.

Manager shall not assign this Agreement to any party without the consent of Owner.

9.	Standard for Property Manager's Responsibility.

Manager agrees that it will perform its obligations hereunder according to industry standards, in good faith, and in a commercially reasonable manner.

10.	Estoppel Certificate.

Each of Owner and Manager agree to execute and deliver to one another, from time to time, within ten (10) business days of the requesting party's written request, a statement in writing certifying, to the extent true, that this Agreement is in full force and effect, and acknowledging that there are not, to such parties knowledge, any uncured defaults or specifying such defaults if they are claimed and any such other matters as may be reasonably requested by such requesting party.

11.	Term; Scope.

Subject to the provisions hereof, this Agreement shall have an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the one hundred and twentieth (120th) calendar month next following the date hereof (the "Expiration Date"), provided however, the Term shall expire with respect to any individual Property as to which the Loan Documents have terminated in accordance with the terms of the Loan Documents (for instance due to a significant casualty or condemnation).

12.	Headings.

The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

13.	Governing Law.

The validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties shall be governed by the internal laws of the State of Arizona.

14.	Notices.

Any notice required or permitted herein shall be in writing and shall be personally delivered or mailed first class postage prepaid or delivered by an overnight delivery service to the respective addresses of the parties set forth above on the first page of this Agreement, or to such other address as any party may give to the other in writing. Any notice required by this Agreement will be deemed to have been given when personally served or one day after delivery to an overnight delivery service or five days after deposit in the first class mail. Any notice to Owner shall be to the attention of President, 715 South Country Club Drive, Mesa, AZ 85210. Any notice to Manager shall be to the attention of c/o U-Haul International, Inc. Legal Dept, 2721 North Central Avenue, Phoenix, AZ 85004, Attn: Secretary.

15.	Severability.

Should any term or provision hereof be deemed invalid, void or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is deemed to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

16.	Successors.

This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted assigns and successors in interest.

17.	Attorneys' Fees.

If it shall become necessary for any party hereto to engage attorneys to institute legal action for the purpose of enforcing their respective rights hereunder or for the purpose of defending legal action brought by the other party hereto, the party or parties prevailing in such litigation shall be entitled to receive all costs, expenses and fees (including reasonable attorneys' fees) incurred by it in such litigation (including appeals).

18. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned execute this Agreement as of the date set forth above.

Owner:

Five SAC RW MS, LLC, a
Delaware limited liability Company

By: _/s/  Bruce Brockhagen__________
Bruce Brockhagen, Secretary

Manager:

U-Haul Co. of Arizona, Inc.
U-Haul Co. of Ohio, Inc.
U-Haul Co. of Michigan, Inc.
U-Haul Co. of Texas, Inc.
U-Haul Co. of Washington DC, Inc.
U-Haul Co. of Maryland, Inc.
U-Haul Co. of Illinois, Inc.
U-Haul Co. of Georgia, Inc.
U-Haul Co. of Florida

        By:  /s/ Jennifer M. Settles____________
        Jennifer M. Settles, Secretary

Exhibit A

U-HAUL CTR AZ AVE & RIGGS RD, Chandler, AZ	723027
U-HAUL CENTER RIVER VALLEY, Lancaster, OH	769057
U-HAUL CTR OF TEL-WICK, Taylor, MI	752023
UHAULCENTER OF NORTH PLANO, Plano, TX	741045
U-HAUL OF SO CAPITOL ST, Washington, DC	818037
U-HAUL CTR SNOUFFER SCHOOL RD, Gaithersburg, MD	818025
U-HAUL CENTER OF BOLINGBROOK, Bolingbrook, IL	757023
U-HAUL CENTER OF DOUGLASVLLE, Douglasville, GA	777027
U-HAUL OF TOWN & CNTRY, Tampa, FL	786023

Exhibit B

Management Fee Incentives

The following Incentive Fee shall be calculated and, if and to the extent earned, paid, annually after the end of each fiscal year of Owner:

In the event that net operating income of the Property equals or exceeds 110% (but less than 120%) of principal and interest under the Loan Documents (“P&I”) for the prior fiscal year being calculated, the Incentive Fee for such period shall be 1% of the Property's Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 120% (but less than 130%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such period shall be 2% of the Property's Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 130% (but less than 140%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such period shall be 3% of the Property's Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 140% (but less than 150%) of P&I for the prior fiscal year being calculated, the Incentive Fee for such period shall be 4% of the Property's Gross Revenue for such fiscal year.

In the event that net operating income of the Property equals or exceeds 150% of P&I for the prior fiscal year being calculated, the Incentive Fee for such period shall be 6% of the Property's Gross Revenue for such fiscal year.